Exhibit 10.1

RUDDICK CORPORATION
EXECUTIVE BONUS INSURANCE PLAN

This Ruddick Corporation Executive Bonus Insurance Plan (the "Plan") is made and entered into as of the date set forth below by Ruddick Corporation, a corporation organized and existing under the laws of the State of North Carolina (the "Company"), such Plan to be effective as of August 19, 2010.

1.    Definitions:

1.1 Affiliate means any corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.

1.2 Board or Board of Directors means the Board of Directors of the Company.

1.3 Bonus Payment means the total amount payable to or on behalf of a Participant for a Plan Year under this Plan, as provided in paragraph 3.2 below.

1.4 Change of Control means a "change in ownership," a "change in effective control," or a "change in the ownership of substantial assets" of the Company, as described in Treasury Regulation Section 1.409A-3(i)(5).

1.5 Committee means the Administrative Committee of the Plan appointed by the Board of Directors.

1.6 Company means Ruddick Corporation, and shall also include any successor of Ruddick Corporation.

1.7 Disabled or Disability means disability as defined in the Ruddick Corporation Flexible Deferral Plan.

1.8 Eligible Employee means an executive employee of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

1.9 Enrollment Materials means the insurance application and related forms required by the insurance carrier in order to issue insurance to the Participant under the Plan.

1.10 Participant means an Eligible Employee (a) who is designated by the Committee and who enrolls in the Plan, both in accordance with paragraph 2.1 hereof, and (b) whose participation hereunder has not terminated in accordance with Section 4 hereof.

1.11 Plan means the Ruddick Corporation Executive Bonus Insurance Plan as contained herein and as it may be amended from time to time hereafter.

1.12 Plan Year means the calendar year.

1.13 Retirement Date means the date on which a Participant attains age 65.

1.14 Target Death Benefit means the aggregate amount payable upon the death of a Participant under the insurance policies funded through this Plan, which shall be determined by the Committee, at its sole and absolute discretion, and communicated to the Participant in writing upon the Participant's commencement of participation in the Plan.

2.    Initial Participation:

2.1 Commencement of Participation. Participation hereunder shall commence when (a) an Eligible Employee is designated by the Committee, (b) such Eligible Employee completes the Enrollment Materials and provides such additional information as may be required by the Committee. If an Eligible Employee fails to complete the Enrollment Materials during the 90-day period immediately following the date(s) on which he or she is requested by the Company to complete the Enrollment Materials (or such longer or shorter period as the Committee may specify), he or she shall forfeit participation in the Plan and shall again be eligible for participation hereunder only if later designated by the Committee.

2.2 No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation hereunder.

3.    Insurance Policies, Target Death Benefit and Bonus:

3.1 Insurance Policies. Benefits hereunder shall be funded solely through one or more policies of insurance acquired on the life of each Participant hereunder. The type and amount of any death benefit shall be determined solely in accordance with the terms of each separate insurance policy acquired hereunder. Nothing contained herein shall be deemed to guarantee the availability, amount or payment of any death or other form of benefit or right from any such policy. Except as may be expressly provided herein, determination of any right under, benefit in or payment from any such policy shall be determined solely in accordance with the terms and conditions thereof.

3.2 Bonus Payments. During the term of his or her participation hereunder, determined in accordance with Section 4 hereof, the Company shall pay for the benefit of each Participant all annual premiums due with respect to each policy acquired hereunder, which the Company, in its discretion, may elect to prorate and pay in such increments as it determines to be necessary or appropriate. In addition, the Company shall make an additional Bonus Payment to a Participant with respect to the Participant's benefit hereunder for a Plan Year equal to the additional tax liability for the Participant created by providing a life insurance policy under this Plan. The determination of the tax gross-up payment may be made by the Company upon delegation of such duty by the Committee at its sole and absolute discretion and shall be paid to the Participant in cash in lump sum no later than two and one-half (2 ½) months following the end of the Plan Year in which the premium is paid on behalf of the Participant. The payment of a tax gross-up to a Participant in one Plan Year does not entitle the Participant to payment of a tax gross-up in any subsequent Plan Year.

3.3 Limitations on Exercise of Policy Exercise Rights. Each Participant shall be named as the owner of each policy with respect to which he or she is named as the insured, and he or she shall possess the unilateral right to exercise all incidents of ownership with respect to each such policy, without the requirement of notice or consent by the Company; provided, however, that prior to the termination of participation hereunder, a Participant:

a.	Shall not possess the authority to pledge, assign, encumber, borrow against, withdraw from or otherwise dispose of the cash value of any policy acquired hereunder;

b.	Shall be entitled to transfer ownership of any policy acquired hereunder only to an irrevocable trust established for the benefit of the Participant's immediate family members; and

c.	Shall not exercise any other policy owner rights, other than the right to designate and change beneficiaries, without the prior written consent of the Company.

Each Participant will cooperate by signing any forms that may be necessary to comply with the requirements of this Section 3.3. Failure to do so will result in the Participant's loss of his or her eligibility to participate in the Plan. Notwithstanding the above, when a Participant ceases to be eligible under the Plan, the Company will take reasonable steps to release restrictive endorsements previously agreed to by the Participant.

3.4 Target Death Benefit. As of the date on which participation hereunder commences in accordance with paragraph 2.1 hereof, the Committee shall determine the Participant's Target Death Benefit. The Company shall procure an insurance policy or policies in the amount of the Target Death Benefit as soon as practicable (consistent with the anniversary dates of other policies of insurance under the Plan) after participation hereunder commences. During the term of a Participant's participation under the Plan, the Committee shall review the amount of the Target Death Benefit, the assumed dividend earning rate and other aspects of the policies provided hereunder and make such changes as it deems necessary or appropriate. If a Participant refuses to comply with such changes to the Participant's policy(ies) as are desired by the Committee, such Participant shall no longer be eligible to participate in the Plan.

3.5 Other Benefits. Participation in this Plan shall not impair or otherwise reduce Executive's rate of compensation or other benefits provided by the Company or its Affiliates; provided, however, that the value of any Bonus Payment made hereunder shall not be treated as compensation for purposes of computing the value or amount of any such other benefit.

4.    Term of Participation:

4.1 Term. Except as provided in this Section 4 or in paragraph 5.2 hereof, a Participant's participation in the Plan shall commence as of the date determined in accordance with the provisions of paragraph 2.1 hereof and shall cease as of the earlier of the Participant's:

a. Retirement Date; or

b. Death; or

c. Termination of employment with the Company and its Affiliates.

4.2 Change of Control. Notwithstanding the provisions of paragraph 4.1 hereof, if a Participant's employment is terminated for any reason (except termination for cause as determined in the sole discretion of the Company) within the two (2) year period following the date of a Change of Control, then the Company shall continue to provide the Bonus Payment to the Participant, in an amount not less than the Bonus Payment for the Plan Year preceding the Plan Year in which the Change of Control occurs, until the Participant's Retirement Date. Notwithstanding the above, in the event the Participant is a party to a change in control agreement with the Company that provides for continuation of benefits under the Plan, to the extent the benefits under the Plan exceed those provided by such change in control agreement, the obligation to continue Bonus Payments under the Plan will be offset by the benefits provided under the change in control agreement. If the benefits provided by such change in control agreement exceed those provided under the Plan, then the Participant shall receive no benefits under the Plan, but shall receive the benefits instead under such change in control agreement. In no event shall the Participant receive duplicative benefits under both the Plan and such change in control agreement.

4.3 Disability. Notwithstanding the provisions of paragraph 4.1 hereof, if a Participant hereunder becomes Disabled prior to his or her termination of employment with the Company and its Affiliates, participation hereunder shall continue until the earlier of (a) the Participant's Retirement Date, or (b) the date such Participant ceases to be Disabled.

5.    General Provisions:

5.1 Taxes. The Company shall withhold from each Participant such federal, state and local income and employment taxes as are required by law, and the Participant shall be responsible for payment of all income and other taxes associated with the benefits provided hereunder. The Company, however, will provide the tax gross-up Bonus Payment as stated in Section 3.2 above.

5.2 Amendment and Termination. Prior to the consummation of a Change of Control, the Committee and/or the Board of Directors, as the case may be, shall possess the authority to amend the terms of the Plan or any Enrollment Materials or to terminate the Plan, in their sole and absolute discretion. After the consummation of a Change of Control, this Plan shall not be terminated, and no amendment hereunder shall materially impair the rights and benefits of any Participant hereunder, without the prior written consent of each such affected Participant.

5.3 Governing Law. This Plan and any agreement, form or ancillary document related thereto shall be governed by the internal laws of the State of North Carolina, without regard to the conflicts of law provisions thereof, to the extent not governed by federal law.

5.4 Binding Effect. This Plan and any agreement related hereto shall be binding upon and inure to the benefit of the Company, its successors and assigns and to the benefit of each Participant, including his or her heirs, successors and assigns. The Company shall require any of its successors or assigns, whether by merger, asset sale or other form of acquisition, to expressly assume and agree to perform its obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no succession or assignment had taken place.

5.5 Entire Agreement. This Plan, including any agreement or form related thereto, sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any person.

5.6 Administration. The Committee shall have the discretionary power and authority to (a) designate Participants hereunder, (b) direct the procurement and issuance of insurance policies hereunder, (c) construe and interpret the provisions of the Plan and any form or agreement related thereto, (d) establish and adopt rules, regulations, and procedures relating to the Plan and to interpret, apply and construe such rules, regulations and procedures, (e) resolve disputes hereunder, and (f) make any other determination which it believes necessary or advisable for the proper administration of the Plan. Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants.

The Committee shall be deemed to have delegated the following ministerial or administrative duties to the appropriate officers of the Company, to be exercised without the requirement of further notice or consent: the preparation and issuance of documents evidencing participation hereunder; the execution of such documents as may be necessary to obtain, issue or maintain insurance policies hereunder; determination of the tax gross-up payment; the review of the Target Death Benefit amount and other aspects of the Plan in accordance with paragraph 3.4 hereof and the procurement of additional policies of insurance to the extent necessary or appropriate. The Committee may further delegate such additional ministerial or administrative duties as it deems necessary or appropriate from time to time.

5.7 No Assignment Incident to Divorce. No right or benefit available under the Plan nor any right or benefit under a policy of insurance acquired hereunder shall be subject to assignment, transfer or division on account of a division of community or marital property, whether on account of separation, the dissolution of marriage or otherwise. Any such division, assignment or transfer shall be void and of no effect.

5.8 Resolution of Disputes. Any controversy or claim arising out of or relating to the Plan shall be settled by final, binding and non-appealable arbitration in Charlotte, North Carolina, by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the affected Participant, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Any award entered by the arbitrators shall be final and binding and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. If the Participant prevails on all claims that are the subject of such arbitration, the Company shall be responsible for all administrative fees of the Association and the compensation of the arbitrators; otherwise, the parties shall equally share the administrative fees of the Association and the compensation of the arbitrators. Each party shall be responsible for its own attorneys' fees and expenses relating to the conduct of the arbitration.

5.9 Cooperation; Insurability. Each Participant shall make application to one or more insurers designated by the Committee or the Company, as the case may be, for the issuance of one or more policies of insurance in such face amounts as may be determined by the Company or the Committee, from time to time. Each Participant shall furnish any information requested by the Company or the Committee to facilitate the issuance of such policies, take such physical examinations as the Company or the Committee may deem necessary, and take such other actions as may be requested by the Company, the Committee, or the insurer, as the case may be. If a Participant refuses to cooperate, is uninsurable or is insurable at rates or pursuant to an underwriting classification not acceptable to the Company or the Committee, then notwithstanding any provision of this Plan to the contrary, the Committee, in its discretion, may determine that such Participant is ineligible to participate hereunder.

This Executive Bonus Insurance Plan is adopted by Ruddick Corporation on December 14, 2010.

RUDDICK CORPORATION:

/s/ John B. Woodlief
John B. Woodlief, Vice President - Finance and Chief Financial Officer